EXHIBIT 11

                    INDEPENDENCE HOLDING COMPANY
                  Computation of Per Share Earnings
              (In Thousands, Except Per Share Amounts)

                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                   JUNE 30,             JUNE 30,
                                1998       1997       1998      1997
                             ------------------    -----------------
INCOME:
  Net income................$  2,947   $  3,191   $  5,438  $  5,451
                             =======    =======    =======   =======
SHARES:
  Weighted average common
   shares outstanding.......   7,435      7,432      7,433     7,432
                             =======    =======    =======   =======
BASIC INCOME PER SHARE:
 Net income per share.......$    .40   $    .43   $    .73  $    .73
                             =======    =======    =======   =======
DILUTED EARNINGS PER SHARE (A)
 USE OF PROCEEDS:
  Assumed exercise of
   options..................$  2,690   $  2,297   $  2,533  $  1,835
  Tax benefit from assumed
   exercise of options......   1,105          -        962         -
  Repurchase of treasury
   stock at the average
   market price per share of
   $15.24, $7.95, $14.14
   and $7.64, respectively..  (3,795)    (2,297)    (3,495)   (1,835)
                             -------    -------    -------   -------
  Assumed balance to be
   reinvested...............$      -   $      -   $      -  $      -
                             =======    =======    =======   =======
SHARES:
 Weighted average shares
  outstanding...............   7,435      7,432      7,433     7,432
 Shares assumed issued
  for options...............     390        354        379       294
 Treasury stock assumed
  purchased.................    (249)      (289)      (247)     (240)
                             -------    -------    -------   -------
 Adjusted average shares
 outstanding................   7,576      7,497      7,565     7,486
                             =======    =======    =======   =======
DILUTED INCOME PER SHARE:
 Net income per share.......$    .39   $    .43   $    .72  $    .73
                             =======    =======    =======   =======


(A) Warrants were not assumed to be exercised as the effect would have been anti-dilutive.